Exhibit 16.1

June 10, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549 USA

Dear Sirs:

We have read Item 4 included in the Form 8-K June 8 2004, of Coventure International Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,
N.I. CAMERON INC.
CHARTERED ACCOUNTANTS

/s/ Peter Knoepfel
Peter Knoepfel, CA